Exhibit 10.7

RAPID7, INC.

2015 BONUS PLAN

Overview

The 2015 Bonus Plan (the “Plan”) of Rapid7, Inc. (the “Company”) is designed to motivate, retain and reward its management through financial performance-based incentive compensation. The members of the Company’s management team (each a “Participant”) designated by the Company’s Board of Directors or the Compensation Committee thereof (collectively, the “Committee”) in its sole discretion, employed at the Company during 2015, shall be eligible to participate in the Plan. The Plan is administered by the Committee in its sole discretion. For purposes of this Plan, “2015” shall mean the calendar year ending December 31, 2015.

The Plan is designed to award a cash incentive payment (each a “Cash Payment”) for performance in 2015 to a Participant based on the Company’s achievement of a revenue-related performance objective set by the Committee (the “Revenue Target”) and the Committee’s evaluation of the Participant’s contribution toward the achievement of the Revenue Target.

Determination of 2015 Cash Payments

Each Participant is eligible to receive a Cash Payment under the Plan if the Company achieves its Revenue Target. For 2015, the target amount of the Cash Payment a Participant may receive upon achievement of the Revenue Target shall be set by the Committee (the “Cash Payment Target Amount”). A Participant may be eligible to receive more or less than his or her Cash Payment Target Amount as described more fully below.

The Committee has set the Revenue Target for the Participants. The Committee has also set a hurdle revenue amount for 2015 for the award of any Cash Payment (the “Threshold”) to the Participants. If the Company’s revenue is less than the Threshold, no Participant will receive any portion of his or her Cash Payment. If the Company’s revenue exceeds the Threshold, but falls below the Revenue Target, each Participant shall be entitled to a Cash Payment equal to a portion of his or her Cash Payment Target Amount in such amount as determined by the Committee. If the Company’s revenue exceeds the Revenue Target, each Participant shall be entitled to a Cash Payment greater than his or her Cash Payment Target Amount in such amount as determined by the Committee, but not greater than 120% of his or her Cash Payment Target Amount.

The actual Cash Payments to be made to Participants hereunder for 2015 shall be made at the discretion of the Committee.

Miscellaneous Provisions

Cash Payments under this Plan shall be made on such schedule as may be approved by the Committee in its sole discretion.

Participation in the Plan shall not alter in any way the at will nature of the Company’s employment of a Participant, and such at will employment may be terminated at any time for any reason, with or without cause and with or without prior notice.

The Committee may amend or terminate this Plan at any time. Further, the Committee may modify the Revenue Target and/or the Cash Payment Target Amount, at any time.

The Plan shall be interpreted in accordance with Delaware law without reference to conflicts of law principles.